Exhibit 99.1

Sienna Biopharmaceuticals Announces Closing of Initial Public Offering and

Full Exercise of Underwriters’ Option to Purchase Additional Shares

WESTLAKE VILLAGE, Calif., Aug. 1, 2017 – Sienna Biopharmaceuticals, Inc. (NASDAQ:SNNA) today announced the closing of the Company’s initial public offering of 4,983,333 shares of common stock at a public offering price of $15.00 per share, which includes the exercise in full by the underwriters of their option to purchase up to an additional 650,000 shares of common stock. Aggregate gross proceeds to the Company were approximately $74.7 million, before underwriting discounts, commissions and estimated offering expenses. All of the shares in the offering were offered by Sienna. Sienna’s common stock is listed on The NASDAQ Global Select Market under the ticker symbol “SNNA.”

J.P. Morgan and Cowen acted as joint book-running managers for the offering. BMO Capital Markets also acted as bookrunner for the offering.

A registration statement relating to the shares sold in this offering was declared effective by the Securities and Exchange Commission on July 26, 2017. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from J.P. Morgan, by mail at J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204; from Cowen, by mail at Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by telephone at (631) 274-2806; or from BMO Capital Markets, by mail at BMO Capital Markets Corp., c/o 3 Times Square, 25th Floor, New York, NY 10036, Attention: Syndicate Department, or by telephone at (800) 414-3627.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

30699 Russell Ranch Road, Suite 140 | Westlake Village, CA 91362 | SiennaBio.com

About Sienna Biopharmaceuticals

Sienna Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on bringing innovations in biotechnology to the discovery, development and commercialization of first-in-class, targeted, topical products in medical dermatology and aesthetics. Sienna’s objective is to develop an innovative, diversified, multi-asset pipeline of topical therapies that enhance the health, appearance and quality of life of dermatology and aesthetics patients. Sienna is led by a management team with extensive experience in product development and commercialization at several leading dermatology, aesthetics and biotechnology companies.

Contact (Investors and Media):

Ric Peterson

Chief Financial Officer

rpeterson@siennabio.com

818-629-2232

Sean Andrews

Senior Director, Investor Relations

sandrews@siennabio.com

818-629-2244

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30699 Russell Ranch Road, Suite 140 | Westlake Village, CA 91362 | SiennaBio.com